Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION

AND

SHARE PURCHASE AGREEMENT

by and among

PANTHER II TRANSPORTATION, INC.

PTHR HOLDINGS, INC.

PANTHER ACQUISITION, INC.

and

THE SHAREHOLDERS NAMED HEREIN

Dated as of May 22, 2005

i

ii

Exhibits:
Exhibit A:	Limited Guaranty
Exhibit 2.6(a)(2):	Sample Closing Balance Sheet
Exhibit 2.6(a)(3):	Sample Working Capital Statement
Exhibit 5.5:	Commitment Letter
Exhibit 6.3:	Management Agreement
Exhibit 9.2(g):	Stockholders’ Agreement
Exhibit 9.2(h):	Sokolowski Employment Agreement
Exhibit 9.3(m)(1)(i):	Fusion Assignment Agreement
Exhibit 9.3(m)(1)(ii):	Fusion Services Agreement
Exhibit 9.3(p):	Sliter Waiver

Schedules:
Schedule A:	Rollover Shares and Stock Consideration
Schedule 2.4:	Payment of the Purchase Price:
2.4 (b)(1)(B):	Change of control, profit-sharing or other payments due at Closing
2.4(b)(2):	Debt of the Company payable at Closing
Schedule 2.6(a)(1):	Accounting Standards
Schedule 2.7:	Reserve Adjustments: IBNR Factors by Policy Year
Company Disclosure Schedule

iii

CONTRIBUTION AND SHARE PURCHASE AGREEMENT

This CONTRIBUTION AND SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into this 22nd day of May, 2005, by and among Panther II Transportation, Inc., an Ohio corporation (the “Company”), PTHR Holdings, Inc. a Delaware corporation (“Holdings”), Panther Acquisition, Inc., an Ohio corporation (the “Purchaser”) and Ellen A. Amato, as trustee of the Amato FLIT Trust U/A/D 12/31/03 (the “Amato FLIT”), Craig T. Amato (“Amato”), individually and as trustee of the 1999 Craig T. Amato Grantor Retained Annuity Trust (the “GRAT” and together with the Amato FLIT, the “Amato Trusts”) and Daniel K. Sokolowski (“Sokolowski”), individually and as trustee of the Daniel K. Sokolowski Revocable Trust U/A/D 2/16/98 (the “Sokolowski Revocable Trust”) (Amato, the Amato Trusts, Sokolowski and the Sokolowski Revocable Trust are sometimes collectively referred to herein as the “Shareholders”).

RECITALS

WHEREAS, the Company provides ground expedite and for charter services (the “Business”) through its distribution centers in Medina, Ohio, Toledo, Ohio, Chicago, Illinois and Charlotte, North Carolina;

WHEREAS, Holdings owns 100% of the issued and outstanding capital stock of the Purchaser;

WHEREAS, the Shareholders are the record and beneficial owners of all of the outstanding shares of capital stock of the Company which consist of 1,010 shares of Class A no par voting shares and 9,090 shares of class B no par common nonvoting shares (the “Shares”);

WHEREAS, Amato or Members of the Immediate Family of Amato are beneficiaries of the Amato Trusts and whereas, by virtue of such interest in the Amato Trusts, Amato will benefit from payment of the Total Purchase Price, and the other covenants and agreements of the Purchaser, pursuant to this Agreement;

WHEREAS, Sokolowski or Members of the Immediate Family of Sokolowski are beneficiaries of the Sokolowski Revocable Trust and whereas, by virtue of such interest in the Sokolowski Revocable Trust will benefit from the payment of the Total Purchase Price, and the other covenants and agreements of the Purchaser, pursuant to this Agreement;

WHEREAS, on the date hereof, Fenway Partners Capital Fund II, L.P. and the Shareholders are entering into a Limited Guaranty in the form attached hereto as Exhibit A.

WHEREAS, the Sokolowski Revocable Trust (the “Rollover Shareholder”) desires to contribute the Shares set forth on Schedule A hereto (the “Rollover Shares”) to Holdings in exchange for shares of common stock, $0.01 par value, of Holdings (the “Holdings Common Stock”) and shares of 12% Cumulative Preferred Stock, $0.01 par value, of Holdings (the “Holdings Preferred Stock” and together with the Holdings Common Stock the “Holdings Stock”) as set forth on Schedule A hereto (the “Stock Consideration”) and, immediately thereafter, Holdings desires to cause the contribution of the Rollover Shares to the Purchaser (such transactions, collectively, the “Rollover”);

WHEREAS, the Purchaser desires to purchase from the Shareholders, and the Shareholders desire to sell to the Purchaser, all of the Shares owned by the Shareholders other than the Rollover Shares (the “Purchased Shares”) upon the terms and conditions set forth in this Agreement;

WHEREAS, prior to the contribution of the Rollover Shares to Holdings, Fenway Panther Holdings, LLC (the “Holdings Shareholder”) proposes to contribute approximately $76,000,000 to the capital of Holdings (the “Holdings Contribution”), which will in turn be contributed by Holdings to the Purchaser, in order to finance, in part, the purchase of the Purchased Shares and, immediately following the Holdings Contribution and the Rollover, the Holdings Shareholder and the Rollover Shareholder shall beneficially own not less than 90% of each class of outstanding shares of capital stock of Holdings;

WHEREAS, the contribution of the Rollover Shares to Holdings that is contemplated by this Agreement is intended to qualify as tax-free under Section 351 of the Code to the extent permitted under applicable law; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 1.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Standards” has the meaning set forth in Section 2.6(a).

“Affiliate” means with respect to any specified Person (i) a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including each Subsidiary of such specified Person (including, in the case of the Company and its Subsidiary, their respective shareholders, directors, officers and employees), (ii) a Member of the Immediate Family of any of the foregoing Persons and (iii) each Affiliate (as defined in clauses (i) and (ii) above) of each of the foregoing Persons described in clauses (i) and (ii) above). For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” means, with respect to the Company and its Subsidiary, any transaction or series of related transactions involving (a) the sale of all or substantially all of the assets of the Company and its Subsidiary, (b) the sale of Shares of the Company or its Subsidiary, (c) a merger, consolidation, recapitalization or similar transaction involving the Company or its Subsidiary or (d) any similar transaction or alternative to the transactions contemplated hereby.

“Amato” has the meaning set forth in the preamble.

“Amato FLIT” has the meaning set forth in the preamble.

“Amato Trusts” has the meaning set forth in the preamble.

“Balance Sheet Date” means December 31, 2004.

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement.

“Business” has the meaning set forth in the Recitals.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in New York, New York.

“Cash Purchase Price” has the meaning set forth in Section 2.4(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.6(c).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Debt Payment Amount” has the meaning set forth in Section 2.4(b)(2).

“Closing Payment Certificate” has the meaning set forth in Section 2.4(c).

“Closing Reserve Amount” has the meaning set forth in Section 2.7(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.5.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plans” means all Employee Benefit Plans sponsored, contributed to or maintained by the Company or its Subsidiary for the benefit of current or former employees of the Company or its Subsidiary or with respect to which the Company or its Subsidiary could reasonably be expected to have any liability (contingent or otherwise).

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Purchaser simultaneously with the execution and delivery of this Agreement.

“Company Intellectual Property” means Company Software and all other Intellectual Property used in the conduct of the business of the Company or its Subsidiary.

“Company Material Adverse Effect” means any change in or effect on the business, results of operations or condition (financial or otherwise) of the Company that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiary, taken as a whole.

“Company Software” means Owned Software and Licensed Software.

“Company Tax Return” has the meaning set forth in Section 8.8(b)(3).

“Confidentiality Agreement” has the meaning set forth in Section 8.1.

“Contract” means any written or oral note, bond, mortgage, indenture, lease, contract, agreement, obligation or commitment.

“Current Insurance Policies” has the meaning set forth in Section 3.17.

“D&O Indemnitee” has the meaning set forth in Section 7.1(a).

“Debt” means all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for contractual obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person or entity. For the avoidance of doubt, Debt does not include any Liabilities of the Company relating to payments made in escrow to the Company by owner operators with respect to the Qualcomm equipment and insurance premiums and interest thereon, which are each included in the definition of Working Capital as accounts payable insurance, Qualcomm escrow account and accrued escrow interest, as the case may be.

“Dispute Notice” has the meaning set forth in Section 2.6(d).

“Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, providing for compensation, severance, termination pay, performance awards, profit sharing, bonus stock option, stock purchase, restricted stock, equity-based compensation, deferred compensation, change-in-control, pension, retirement, medical, dental, life insurance, disability, education reimbursement, vacation, sick pay, paid time off, fringe benefits or other employee benefits of any kind, including, without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA.

“Environmental Laws” means any law, regulation, or other applicable requirement relating to: (a) releases or threatened release of a Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Estimated Closing Reserve Amount” has the meaning set forth in Section 2.7(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing” has the meaning set forth in Section 5.5.

“Final Working Capital Statement” has the meaning set forth in Section 2.6(e).

“Financial Statements” means the audited balance sheet, statement of income and statement of shareholders equity for the Company for the years ended December 31, 2002 (on a tax-accounting basis) and December 31, 2003 and December 31, 2004 (each on a GAAP-accounting basis) and the unaudited balance sheet dated as of March 31, 2005 and the statement of income and statement of shareholders equity for the period ended March 31, 2005.

“Fusion” has the meaning set forth in Section 9.3(m)(1).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“GRAT” has the meaning set forth in the preamble.

“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof.

“Holdings” has the meaning set forth in the preamble.

“Holdings Common Stock” has the meaning set forth in the Recitals.

“Holdings Contribution” has the meaning set forth in the Recitals.

“Holdings Preferred Stock” has the meaning set forth in the Recitals.

“Holdings Shareholder” has the meaning set forth in the Recitals.

“Holdings Stock” has the meaning set forth in the Recitals.

“HSR Act” has the meaning set forth in Section 3.4.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all embodiments of, and the entire right, title and interest in and to all proprietary rights of every kind and nature in, including all rights and interests pertaining to or deriving from, any of: (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and Software; (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill associated therewith; (iii) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; and (iv) any and all registrations, applications, recordings, licenses, common-law rights and Contracts relating to any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” means the actual knowledge after due inquiry of Craig T. Amato, Daniel K. Sokolowski, John Sliter, Ed Wadel and Rick Buffington.

“Liabilities” means any and all debts, liabilities, losses, costs, expenses and damages, including those arising under any law, Proceeding or Governmental Order and those arising under any Contract.

“Licensed Software” means all Software that is owned by any third party and that is licensed to and used by the Company or its Subsidiary in the conduct of their businesses, excluding any off-the-shelf shrink wrapped or click-wrap software other than open source software.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way,

easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Material Contracts” has the meaning set forth in Section 3.12.

“Members of the Immediate Family” means, with respect to any individual, (a) such individual’s spouse, (b) each parent, brother, sister or child of such individual or such individual’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“OGCL” means the Ohio General Corporation Law.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” has the meaning set forth in Section 3.1.

“Other Filings” means any filings required to be filed by the Company or Purchaser with any Governmental Entity under the Securities Act, the Exchange Act, any stock exchange rule or any other federal, state, local or foreign laws in connection with the transactions contemplated hereby other than HSR Act.

“Owned Software” means all Software used by the Company and its Subsidiary in the conduct of their businesses that is owned or purported to be owned by the Company or its Subsidiary.

“Panther II” has the meaning set forth in Section 3.1.

“Party” means Company, Purchaser, Holdings, the Shareholders’ Representative, or any Shareholder as the case may be.

“Per Share Consideration” means an amount equal to (A) the Total Purchase Price less the sum of the amounts payable pursuant to Section 2.4(b)(1)(A) and 2.4(b)(1)(B) divided by (B) the aggregate number of Shares issued and outstanding on the Closing Date.

“Permit” means any license, franchise, permit, consent, concession, order, approval, authorization or registration from, of or with a Governmental Entity.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet delinquent or the amount or validity of which is being challenged in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company and its Subsidiary as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the Ordinary Course of Business securing obligations that are not overdue or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Company and its Subsidiary as of the Closing Date in conformity with GAAP); (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (e) all survey exceptions and matters of record, including, without limitation, UCC financing statements, mortgages, easements, reciprocal easement agreements and other encumbrances on title to real property, (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations and (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Permits, Governmental Orders or any law, regulation or ordinance of any Governmental Entity applicable to the Company or its Subsidiary or any of their respective properties.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Period” means any Taxable Period ending on or before the Closing Date.

“Pro Rata Share” means, with respect to any Shareholder, a percentage equal to the quotient of (i) the number of Shares owned by such Shareholder divided by (ii) the aggregate number of Shares outstanding, in each case as of the date hereof and as of immediately prior to the Closing as set forth in Section 3.2(a) of the Company Disclosure Schedule.

“Proceeding” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Parties” has the meaning set forth in Article V.

“Real Property” means the real property leased by the Company or its Subsidiary, as tenant, together with, to the extent leased by the Company or its Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Reserve Deduction” has the meaning set forth in Section 2.7(b).

“Retention Period” has the meaning set forth in Section 8.8(h).

“Rollover” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“Rollover Shareholder” has the meaning set forth in the Recitals.

“S Corporate Return” has the meaning set forth in Section 8.8(b)(1).

“Scheduled Intellectual Property” has the meaning set forth in Section 3.11(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the Recitals.

“Shareholders” has the meaning set forth in the preamble.

“Shareholders’ Representative” means Sokolowski and Amato, acting jointly, as representative for the Shareholders.

“Software” means computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Sokolowski” has the meaning set forth in the preamble.

“Sokolowski Revocable Trust” has the meaning set forth in the preamble.

“Stock Consideration” has the meaning set forth in the Recitals.

“Straddle Period” means any Taxable Period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which such Person owns, directly or indirectly (including through or together with any other Subsidiary), more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” means any net income, gains, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any tax authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Controversy” has the meaning set forth in Section 8.8(g).

“Tax Return” means any return, declaration or information return relating to Tax, including any schedule or attachment thereto, and including any amendment thereto, required to be filed with any tax authority.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, in the case of a Tax imposed with respect to such other period; e.g., a quarter) (including a Straddle Period) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

“Termination Date” means July 14, 2005.

“Total Purchase Price” has the meaning set forth in Section 2.4(a).

“Transaction Expenses” means the fees and expenses of the Company, its Subsidiary and the Shareholders incurred in connection with the negotiation and the consummation of the transactions contemplated hereby that have not been paid prior to the Closing.

“Transfer Taxes” has the meaning set forth in Section 2.5.

“Working Capital” means the current assets of the Company (consisting of the cash and cash equivalents, prepaid truck insurance, Panther employee advance, employee advance, advances-comcheck, accounts receivable (net of allowance for doubtful accounts), and accounts receivable - fuel surcharge line item accounts set forth on Schedule 2.6(a)(3)) less the current liabilities of the Company (consisting of the accounts payable - operations, accounts payable - insurance, Qualcomm escrow account, accrued escrow interest, accrued franchise tax, accrued pension/profit sharing, accrued personal property taxes, unrendered services - brokers, accrued wages, fuel surcharge payable, bank overdraft and accrued income taxes line item accounts set forth on Schedule 2.6(a)(3)), in each case as determined in accordance with the Accounting Standards. For the avoidance of doubt, none of (i) the IBNR insurance accrual, (ii) the current portion of Debt paid pursuant to Section 2.4(b)(2) or (iii) Transaction Expenses paid pursuant to Section 2.4(b)(1)(A), will be treated as a current liability for purposes of the definition or calculation of Working Capital.

“Working Capital Referee” has the meaning set forth in Section 2.6(e).

“Working Capital Statement” has the meaning set forth in Section 2.6(c).

“Zurich” means Zurich American Insurance Company.

Section 1.2 Interpretation. Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires and the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF SHARES

Section 2.1 Contribution of Rollover Shares. At the Closing, subject to the terms and conditions of this Agreement, the Rollover Shareholder will contribute to Holdings the Rollover Shares held by such Rollover Shareholder free and clear of all Liens, accompanied by certificates evidencing such Rollover Shares duly endorsed (or accompanied by duly executed stock transfer powers), and Holdings will accept from the Rollover Shareholder, all of the Rollover Shares. At the Closing, as consideration for the Rollover Shares, Holdings will issue to the Rollover Shareholder certificates representing the Stock Consideration, to which the parties assign an aggregate value of $11,000,000.

Section 2.2 Purchase and Sale of Purchased Shares. Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein, the Shareholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase from the Shareholders free and clear of all Liens, all of the Purchased Shares in exchange for the Cash Purchase Price (as defined below).

Section 2.3 The Closing. Unless this Agreement is sooner terminated as provided in Article X, upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Dorsey & Whitney, LLP, 250 Park Avenue, New York, New York at a mutually convenient time on the later to occur of (i) June 9, 2005 and (ii) the date that is three Business Days following the satisfaction of the conditions set forth in Article IX, or at such other time or date as the Parties hereto may agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.

Section 2.4 Payment of the Purchase Price.

(a) Total Purchase Price. The aggregate consideration for all of the outstanding capital stock of the Company will be $142,000,000 less the Closing Debt Payment Amount (the “Total Purchase Price”), consisting of (i) $131,000,000, less the Closing Debt Payment Amount, payable in cash (the “Cash Purchase Price”) and (ii) the Stock Consideration. The Total Purchase Price and the Cash Purchase Price shall be subject to adjustment as set forth in Sections 2.6 and 2.7.

(b) Payment of Cash. At the Closing, against delivery to the Purchaser of certificates evidencing the Purchased Shares duly endorsed (or accompanied by duly executed stock transfer powers), the Purchaser will pay, by wire transfer of immediately available funds:

(1) the Cash Purchase Price, as follows:

(A) to such account or accounts as the Shareholders’ Representative specifies to the Purchaser in the Closing Payment Certificate, the aggregate amount required to pay and satisfy in full the Transaction Expenses;

(B) to such account or accounts as the Shareholders’ Representative specifies to the Purchaser in the Closing Payment Certificate, the aggregate amount required to pay and satisfy in full all change of control, profit-sharing or other payments due or otherwise payable at the Closing in the amount and to the Persons identified on Schedule 2.4(b)(1)(B); and

(C) to such account or accounts as the Shareholders’ Representative specifies to the Purchaser in the Closing Payment Certificate, to each Shareholder, an amount equal to the Per Share Consideration multiplied by the number of Shares owned by such Shareholder which are Purchased Shares; and

(2) to such account or accounts as the Shareholders’ Representative specifies to the Purchaser in the Closing Payment Certificate in accordance with instructions provided to the Company by holders of Debt of the Company and its Subsidiary, the aggregate amount necessary to satisfy and extinguish all Debt of the Company and its Subsidiary identified on Schedule 2.4(b)(2), including all principal, accrued interest, penalties and premiums thereon through the date on which such Debt is satisfied and extinguished, as set forth on the Closing Payment Certificate (the “Closing Debt Payment Amount”).

Notwithstanding anything in the foregoing to the contrary, prior to the Closing, the Purchaser and the Shareholders will, each acting reasonably and in good faith, determine jointly the amount, if any, of any withholding Taxes required under the Code or any applicable law to be deducted and withheld from the Cash Purchase Price at Closing and the Purchaser will thereupon be entitled to deduct and withhold from the Cash Purchase Price any such amounts. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Shareholder or other Person in respect of which such deduction and withholding was made.

(c) Closing Payment Certificate. Not later than two Business Days prior to the Closing, the Shareholders’ Representative will furnish to the Purchaser a certificate, in form and substance reasonably satisfactory to the Purchaser (the “Closing Payment Certificate”), signed by the Company, the Shareholders’ Representative and each of the Shareholders, dated the Closing Date, that sets forth each party entitled to a payment pursuant to Section 2.4(b) and the amount of the cash payment due to such Person, the aggregate amount of which shall not exceed the Cash Purchase Price, as adjusted pursuant to Section 2.6(b) and Section 2.7(b), plus the Closing Debt Payment Amount. Holdings and the Purchaser will be entitled to rely conclusively on the amounts set forth in the Closing Payment Certificate.

Section 2.5 Transfer Taxes. Purchaser, on the one hand, and the Shareholders, jointly and severally, on the other, shall each assume liability for, and shall each pay, one-half of the aggregate amount of all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement. The Company, or other party required by law, shall timely file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 2.6 Working Capital Adjustments.

(a) Estimated Balance Sheet. The Company will, in consultation with the Purchaser and in good faith, prepare or cause to be prepared and delivered to the Purchaser not later than three Business Days prior to the Closing Date, an estimated consolidated balance sheet of the Company as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its estimate of the Working Capital as of immediately prior to the Closing as reflected on the Estimated Closing Balance Sheet (the “Estimated Working Capital Statement”). The Estimated Closing Balance Sheet and the Estimated Working Capital Statement will be (i) subject to the approval of the Purchaser (which approval shall not be unreasonably withheld or delayed), and (ii) prepared in accordance with (A) GAAP as in effect on the date hereof and (B) the accounting methodologies set forth on Schedule 2.6(a)(1) (clauses (A) and (B) collectively, the “Accounting Standards”), and will be prepared in a form and manner in and on a basis consistent with the form and manner in and basis on which the Sample Closing Balance Sheet and Sample Working Capital Statement attached hereto as Exhibit 2.6(a)(2) and Exhibit 2.6(a)(3), respectively (which, solely for illustrative purposes, assume that the Closing occurred on March 31, 2005), were prepared.

(b) Adjustment to Cash Purchase Price. If the Working Capital reflected on the Estimated Working Capital Statement is less than $12,750,000, the Cash Purchase Price payable at Closing pursuant to Section 2.4 shall be reduced by the amount of such shortfall on a dollar-for-dollar basis. If the Working Capital reflected on the Estimated Working Capital Statement is greater than $12,750,000, the Cash Purchase Price payable at Closing pursuant to Section 2.4 shall be increased by the amount of such excess on a dollar-for-dollar basis.

(c) Closing Balance Sheet. As promptly as reasonably practicable and in any event within forty-five days after the Closing Date, Holdings will prepare or cause to be prepared, and will provide to the Shareholders’ Representative, a consolidated balance sheet of the Company as of immediately prior to the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Working Capital as of immediately prior to the Closing Date as reflected on the Closing Balance Sheet (the “Working Capital Statement”). The Closing Balance Sheet and the Working Capital Statement will be prepared in accordance with the Accounting Standards and in a manner and on a basis consistent with the manner in and basis on which the Estimated Closing Balance Sheet and the Estimated Working Capital Statement were prepared by the Company and approved by the Purchaser (the “Accounting Standards”). The Shareholders’ Representative will have reasonable access to the work papers and related books and records used by the Purchaser in the preparation of the Closing Balance Sheet and the Working Capital Statement.

(d) Dispute Notice. The Closing Balance Sheet and the Working Capital Statement will be final, conclusive and binding on the parties (and will be deemed to constitute a “Final Working Capital Statement” pursuant to Section 2.6(e)) unless the Shareholders’ Representative provides a written notice (a “Dispute Notice”) to the Purchaser no later than the fifteenth Business Day after delivery of the Working Capital Statement setting forth in reasonable detail (a) any item on the Closing Balance Sheet and/or the Working Capital Statement that the Shareholders’ Representative believes has not been prepared in accordance with the Accounting Standards and (b) the correct amount of such item in accordance with the Accounting Standards. Any item or amount as to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.

(e) Resolution of Disputes. The Company and the Shareholders’ Representative will attempt to resolve the matters raised in a Dispute Notice in good faith. Ten Business Days after delivery of the Dispute Notice, either the Company or the Shareholder’ Representative may provide written notice to the other that it elects to submit the disputed items to PricewaterhouseCoopers, or another nationally recognized independent accounting firm chosen jointly by the Company and the Shareholders’ Representative (the “Working Capital Referee”). The Working Capital Referee will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Standards. The final consolidated balance sheet of the Company as of the Closing Date and the related statement of the Working Capital on the Closing Date as reflected on such balance sheet as so determined by the Working Capital Referee shall be referred to as the “Final Working Capital Statement.” The fees and expenses of the Working Capital Referee will be shared equally by the Shareholders and the Purchaser, and the decision of the Working Capital Referee with respect to the items of the Closing Balance Sheet and the Working Capital Statement submitted to it will be final, conclusive and binding on the parties. Each of the Parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Working Capital Referee, including granting the Working Capital Referee access to such books and records as the Working Capital Referee shall reasonably request, and to cause the Working Capital Referee to resolve any dispute no later than thirty Business Days after the appointment of the Working Capital Referee.

(f) Working Capital Adjustment. Promptly, and in any event no later than the fifth Business Day after determination of the Final Working Capital Statement pursuant to Section 2.6(d) or 2.6(e):

(1) if the Working Capital reflected on the Final Working Capital Statement is less than the Working Capital reflected on the Estimated Working Capital Statement, then each Shareholder shall be obligated, on a several basis, to pay to the Company its Pro Rata Share of the amount of such shortfall by wire transfer of immediately available funds.

(2) if the Working Capital reflected on the Final Working Capital Statement is greater than the Working Capital reflected on the Estimated Working Capital Statement, then the Company will pay to each Shareholder its Pro Rata Share of the amount of such excess by wire transfer of immediately available funds.

Section 2.7 Reserve Adjustments.

(a) Estimated Reserve Adjustment Calculation. The Company will cause Zurich to prepare and deliver to the Purchaser not later than three Business Days prior to the Closing Date, (i) a listing of all historical auto liability losses, including loss expenses, by policy year for the Company’s large deductible program period from December 31, 2000 through the Closing Date, including for each claim, paid loss, paid expense, outstanding loss, and outstanding expense and (ii) a listing of the number of trucks/trailers covered by the Company’s large deductible program from December 31, 2000 through the Closing Date by policy year. The Company will also cause Zurich to prepare and will deliver to the Purchaser not later than three Business Days prior to the Closing Date, an exhibit showing the estimated large deductible loss and expense reserves for the Company’s auto liability exposures as of the Closing Date by policy year. For each policy year, the estimated closing reserve amount will be the aggregate reserves, limited to the Company’s deductible retention, by policy year from the loss listing provided by Zurich (policy year case reserves as of the Closing Date) multiplied by the applicable policy year IBNR factor as of the Closing Date as set forth in Schedule 2.7 hereto (the aggregate amount of the estimated closing reserve amount for all applicable policy years, determined in accordance with this Section 2.7(a), shall be referred to as the “Estimated Closing Reserve Amount”). The Estimated Closing Reserve Amount will be subject to the approval of the Purchaser (which approval shall not be unreasonably withheld or delayed).

(b) Adjustment to Cash Purchase Price. The Cash Purchase Price payable at Closing pursuant to Section 2.4 shall be reduced by the greater of (i) the Estimated Closing Reserve Amount or (ii) $1,125,000 (the amount of such reduction shall be referred to as the “Reserve Deduction”).

(c) Post-Closing Reserve Adjustment Calculation. Within 15 Business Days following February 15, 2006, the Company will cause Zurich to prepare and deliver to the Shareholders’ Representative, (i) a listing of all historical auto liability losses, including loss expenses, by policy year for the Company’s large deductible program period from December 31, 2000 through the Closing Date valued as of February 15, 2006, including for each claim, paid loss, paid expense, outstanding loss, and outstanding expense, and (ii) a listing of the number of trucks/trailers covered by the Company’s large deductible program from December 31, 2000 through the Closing Date by policy year updated as of February 15, 2006. The Company will also cause Zurich to prepare, and will deliver to the Shareholders’ Representative, an exhibit showing the estimated large deductible loss and expense reserves for the Company’s auto liability exposures as of the Closing Date, including for each claim, paid loss, paid expense, outstanding loss, and outstanding expense, based on losses valued as of February 15, 2006 by policy year. For each policy year, the closing reserve amount will be the aggregate reserves, limited to the Company’s deductible retention, by policy year from the loss listing provided by Zurich valued as of February 15, 2006 (policy year case reserves as of February 15, 2006) multiplied by the applicable policy year IBNR factor as of February 15, 2006 as set forth in Schedule 2.7 (the aggregate amount of the closing reserve amount for all applicable policy years, determined in accordance with this Section 2.7(c), shall be referred to as the “Closing Reserve Amount”). The Shareholders will have reasonable access to the work papers used by the Company in the calculation of the Closing Reserve Amount.

(d) Purchase Price Adjustment. Promptly, and in any event no later than the fifth Business Day, after determination of the Closing Reserve Amount pursuant to Section 2.7(c):

(1) if the Closing Reserve Amount exceeds the Reserve Deduction, then each Shareholder shall be obligated, on a several basis, to pay to the Company its Pro Rata Share of the amount of such excess by wire transfer of immediately available funds.

(2) if the Closing Reserve Amount is less than the Reserve Deduction, then the Company will pay to each Shareholder its Pro Rata Share of the amount of such shortfall by wire transfer of immediately available funds.

Section 2.8 Subsequent Merger. As soon as practicable after the Closing, upon the filing of a certificate of merger as provided in Section 1702.43 of the OGCL and pursuant to resolutions of the boards of directors of the Purchaser and the Company, the Purchaser will be merged with and into the Company, the separate organizational existence of the Purchaser will cease and the Company will continue as the surviving corporation and as a wholly-owned Subsidiary of Holdings.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Shareholders hereby jointly and severally represent and warrant to Holdings and the Purchaser as follows:

Section 3.1 Organization and Qualification. The Company is duly formed, validly existing and in good standing under the laws of the State of Ohio, has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Company Material Adverse Effect. The Company does not have any Subsidiaries except for Panther II, Inc. (“Panther II”) which is wholly owned by the Company and employs individuals who perform services for the Company. Panther II has no assets and conducts no activities other than the employment of the individuals indicated. Except as disclosed in Section 3.1 of the Company Disclosure Schedule, the Company’s ownership of the shares of Panther II is free and clear of all Liens. True and complete copies of the articles of incorporation and codes of regulations (collectively, the “Organizational Documents”) of the Company and its Subsidiary, each as amended to date and currently in full force and effect, have been made available to Purchaser.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,100 Shares. As of the date of this Agreement, 10,100 Shares are issued and outstanding, of which 1,010 shares are Class A no par common voting shares and 9,090 are Class B no par common nonvoting shares, and no Shares are held in treasury. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights except as provided in the Close Corporation Agreement between the Shareholders which will be terminated before the Closing Date. Section 3.2(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of the Shareholders and the number of Shares held by each such Shareholder. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which the Company is a party or by which the Company is bound which obligate the Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional Shares or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such Shares or any other capital stock of the Company or (ii) purchase, redeem or otherwise acquire any Shares or any other capital stock of the Company. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b) Except for Panther II and as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company does not have any Subsidiaries nor does it presently own, directly or indirectly, any capital stock or other proprietary interest in any Person. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule all such interests are owned by the Company and are held free and clear of all Liens.

Section 3.3 Authorization and Validity of Agreement. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Company has duly authorized the execution, delivery and performance of this Agreement and no other proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.4 Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (a) for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (b) as set forth in Section 3.4 of the Company Disclosure Schedule.

Section 3.5 No Violations. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate the Organizational Documents of the Company or its Subsidiary, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien, on any assets or property of the Company pursuant to, any Material Contract to which the Company is a party or by which the Company or any of its assets or properties are bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiary or any of their respective assets and properties.

Section 3.6 Financial Statements Undisclosed Liabilities. The Financial Statements have been previously made available to Purchaser. Each of the balance sheets included in the

Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the financial position of the Company as of its date, and each of the statements of income included in the Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the results of operations of the Company for the periods set forth therein, in each case in accordance with the books and records of the Company and GAAP (except that such Financial Statements which are unaudited do not contain all of the footnotes required under GAAP and are subject to year-end adjustments and the Financial Statements for the year ended December 31, 2002 were prepared on a tax-accounting basis). Neither the Company nor its Subsidiary has any liability, as of the date of this Agreement, whether absolute, accrued, contingent or otherwise, which is required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) liabilities shown on the audited balance sheet for the Company for the year ended December 31, 2004, and (ii) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.

Section 3.7 Compliance with Law. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and its Subsidiary are currently conducting their business and have at all times since January 1, 2001 conducted their business in compliance in all material respects with all laws, statutes, rules, regulations of any Governmental Entity applicable to them, their business and operations and their properties and have not received any notices alleging any failure to comply with any such laws, statutes, rules or regulations. Except as set forth in Section 3.7 of the Company Disclosure Schedule or as contemplated or permitted by this Agreement, the Company and its Subsidiary hold all Permits necessary for the conduct of their business as now being conducted. Except as disclosed on Section 3.7 of the Company Disclosure Schedule, (a) the Permits are valid and in full force and effect, (b) neither the Company nor its Subsidiary is in material breach or violation of, or default under, any such Permit, and, to the knowledge of the Company, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default and (c) the Permits will continue to be valid and in full force and effect, on identical terms immediately following the consummation of the transactions contemplated hereby.

Section 3.8 Litigation. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, there are no Proceedings pending or, to the knowledge of Company, threatened in writing against the Company or its Subsidiary or, to the knowledge of the Company, any basis therefor. The Company and its Subsidiary are not subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree or settlement or consent agreement by or with a Governmental Entity.

Section 3.9 Employee Benefit Matters.

(a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of all material Company Benefit Plans. True and complete copies of each of the following items have been provided or made available to Purchaser with respect to the Company Benefit Plans to the extent they have been documented: (1) Plan and trust documents and all other funding arrangements (including without limitation insurance policies and annuity contracts), (2) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be qualified under Section 401 of the Code, (3) the most recent summary plan description, (4) employee handbook, (5) any materials relating to government investigation or audit or voluntary compliance procedures.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company Benefit Plans have been administered in all material respects in accordance with their terms and comply with the requirements of ERISA and the Code. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or has been submitted to the IRS to obtain such a determination within the applicable remedial amendment period, as defined in Treas. Reg. § 1.401 (b)-(c) and there is no fact or circumstance that would reasonably be expected to result in the revocation of such letter or the failure of the IRS to issue a favorable determination letter, as the case may be.

(c) There are no pending, nor, to the knowledge of the Company are there any threatened, claims against the Company or its Subsidiary involving any of the Company Benefit Plans, other than routine claims for benefits.

(d) Neither the Company nor any entity aggregated with the Company or any Subsidiary under Section 414 of the Code or 4001(14) of ERISA has ever maintained or contributed to any Employee Benefit Plan subject to Title IV of ERISA, including without limitation any single employer plan (within the meaning of Section 4001(a)(15) of ERISA or any multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA), and neither the Company nor any Subsidiary has any liability (contingent or otherwise, and direct or indirect) to or in respect of a Company Benefit Plan that has not been satisfied in full or incurred in the Ordinary Course of Business and accrued on the Company’s books and records. Neither the Company nor its Subsidiary has incurred, nor have events occurred or do circumstances exist that would be reasonably expected to result in the Company or its Subsidiary incurring any liability under Title IV of ERISA.

(e) No current or former employee, director or independent contractor will be entitled to any additional payments or benefits under any Company Benefit Plan or to accelerated payments or vesting of any benefits under any Company Benefit Plan or other agreement that will result in the payment of any “parachute payments” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(f) With respect to each of the Company Benefit Plans, all (employee or employer) contributions or premium payments with respect to periods on or before the Closing have been timely made, or to the extent not presently due and payable, have been appropriately accrued on the Company’s financial statements in accordance with GAAP.

(g) Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, the Company has not engaged in any transactions in violation of Section 406 of ERISA that could subject the Company or its Subsidiary to any material taxes, penalties or other liabilities under Code Section 4975 or ERISA Section 501(i), or that would give rise to material liability to the Company under Section 4976 of the Code or Section 409 of ERISA.

(h) No Company Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“409A”) has been materially modified (as defined under IRS Notice 2005-1) on or after October 3, 2004 and, to the knowledge of the Company, all such non-qualified deferred compensation plans have been operated and administered in good faith compliance with 409A and IRS Notice 2005-1 from the period beginning on January 1, 2005 though the date hereof.

(i) Each person providing services to the Company or its Subsidiary who have been classified by the Company or its Subsidiary as an “independent contractor” has been appropriately classified as such, and there is no fact or circumstance that could reasonably be expected to give rise to the reclassification of such person as an employee of the Company or its Subsidiary.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule: (i) all Tax Returns required to be filed by or on behalf of the Company and its Subsidiary have been filed (taking into account any extension of time to file) and all Taxes required to be paid by them (whether or not shown on any Tax Return) have been paid, (ii) there are no pending written proposed, outstanding or assessed deficiencies or adjustments or other written claims for unpaid Taxes that have been received by the Company or its Subsidiary, (iii) all Taxes that the Company and its Subsidiary are required to withhold or collect have been duly withheld or collected and have been paid over, as required, to the appropriate taxing authority, and the Company and its Subsidiaries have fully complied with all associated reporting and recordkeeping requirements, (iv) there are no audits, examinations or administrative or judicial proceedings pending or in progress with respect to Taxes of the Company or its Subsidiary, (v) no waivers of statutes of limitations or extension of time for any Tax assessments or deficiencies have been given with respect to any Taxes with respect to the Company and its Subsidiary, which waivers or extensions are currently in effect; (vi) there are no liens for Taxes on any assets of the Company or its Subsidiary other than liens for Taxes not yet due and payable; (vii) since January 1, 2003, no claim has been made by an authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be required to file Tax Returns by that jurisdiction; (viii) the Company and its Subsidiary have provided to the Purchaser true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any Subsidiary since December 31, 1998; (ix) no closing agreements, private letter rulings, advance pricing agreement, technical advice memoranda or other agreements or rulings relating to Taxes have been entered into or issued by any governmental or taxing authority with or in respect of the Company or its Subsidiary; (x) neither the Company nor any Subsidiary is a party to any Tax sharing, allocation or indemnification agreement or arrangement or has any liability for the Taxes of any Person (other than the Company and its Subsidiary) under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract or otherwise; (xi) neither the Company nor its Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in an “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law); (xii) neither the Company nor any Subsidiary is or has been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes; (xiii) neither the Company nor its Subsidiary has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Sections 6111 or 6662 of the Code; (xiv) neither the Company nor its Subsidiary has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Code Section 355; (xv) the Company has been a validly electing S corporation, within the meaning of Code Sections 1361 and 1362 and for state Tax law purposes, except in those states which do not recognize S corporation status, at all times since January 1, 1999, and has filed all forms and taken all actions necessary to maintain such status; and (xvi) Panther II has been a “disregarded entity” for U.S. federal and state Tax law purposes at all times since January 1, 2000.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all Company Intellectual Property owned or purported to be owned by the Company or its Subsidiary that are (i) patents and applications therefor, (ii) federal or state registered trademarks and service marks and applications therefor, (iii) unregistered trademarks or service marks, (iv) domain names; (v) copyright registrations and (vi) Owned Software (“Scheduled Intellectual Property”). Each item of registered Scheduled Intellectual Property is valid and subsisting. The Company and its Subsidiary own all Scheduled Intellectual Property exclusively. The Company and its Subsidiary have the sole right to use all Scheduled Intellectual Property, and none of the Scheduled Intellectual Property (x) is in the possession, custody, or control of any other person., (y) is subject to any outstanding Government Order, and (z) no action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item and, to the knowledge of the Company, no basis for any such challenge exists.

(b) Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiary (a) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; (b) has agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property rights of third parties; or (c) has received any written notice that Company Software, any other Company Intellectual Property, the use of any of the foregoing or the conduct of the business of Company or its Subsidiary violate, infringe or otherwise conflict with the Intellectual Property of third parties (including any claim that a person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the business or the use of any Company Intellectual Property). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property.

(c) Section 3.11(c) of the Company Disclosure Schedule identifies each item of Company Intellectual Property that any person besides the Company or its Subsidiary owns and that is used by the Company or its Subsidiary or in connection with the Business pursuant to any license, sublicense or other Contract. Except as disclosed on Section 3.11(c) of the Company Disclosure Schedule, there are no royalties for the use of any such Company Intellectual Property.

(d) All current and former employees and contractors of the Company or its Subsidiary who contributed to the Scheduled Intellectual Property or Owned Software in any way have executed Contracts that assign to the Company or its Subsidiary all such person’s respective rights, including Intellectual Property, to any Company Software or other works, inventions, improvements, discoveries or information relating to the Business.

(e) Section 3.11(e) of the Company Disclosure Schedule lists all material Company Software and identifies which of such Software is owned, licensed, leased, or otherwise used, as the case may be, and by or from whom. The Company and Subsidiary are in actual possession of or has necessary control over: (i) the source code and object code for all

Software included in the Owned Software; and (ii) the object code and, to the extent required for the use of the Company Software, the source code, for all Software included in the Licensed Software. The Company and its Subsidiary are in possession of or have necessary control over all documentation (including, without limitation, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Company Software as currently used, or that is being designed and/or developed for use, in the businesses of the Company and Subsidiary. Except for that Software described in Section 3.11(e) of the Company Disclosure Schedule and excluding any shrink-wrap or click-wrap licensed software that is not open source software, the Company Software constitutes all the Software necessary to conduct the business as currently conducted by the Company and its Subsidiary.

(f) The Company and its Subsidiary have disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company’s rights in such Owned Software. Except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no Person (other than Company and its Subsidiary) is in possession of any source code for any Software included in the Owned Software or has any rights to the same.

(g) Except as set forth on Schedule 3.11(g) of the Company Disclosure Schedule, neither the Company nor its Subsidiary is obligated to support or maintain any of the Company Software except pursuant to agreements terminable by the Company (other than for cause) on a periodic basis and that provide for periodic payments to the Company for such services. The Company Software functions in accordance with their documentation in all material respects. During the past three (3) years, there have been no failures or disruptions of the operation of any Company Software being used in a live, production environment lasting more than one business day.

(h) To the knowledge of the Company, none of the Company Software, except as disclosed in the documentation for such Software or in any license agreements therefor, contain any time bomb, virus, worm, trojan horse, back door, drop dead device, or any other Software that would interfere with the normal operation of any Company Software, would allow circumvention of security controls for the same, or that is intended to cause damage to hardware, Software or data.

(i) None of the Company Software constitutes or is dependent on any open source computer code, and none of the Company Software is subject to any Contract or other obligation that would require the Company or its Subsidiary to divulge to any person any source code or trade secret that is part of the Company Software.

(j) The Company and Subsidiary maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable Laws. There have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of Company or Subsidiary, other than any such security breaches, violations or unauthorized access that have not caused and could not reasonably be expected to cause, individually or in the aggregate, material harm (reputational or otherwise) to the Company. The use and dissemination of any and all data and information concerning individuals by their businesses is in material compliance with all applicable privacy policies, terms of use, and laws.

(k) No federal, state, local or other governmental entity nor any university, college, or academic institution has rights in Owned Software other than pursuant to a valid, nonexclusive license granted by the Company.

Section 3.12 Material Contracts. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Material Contracts of the Company and its Subsidiary that are outstanding or in effect on the date of this Agreement. As used herein, “Material Contracts” means all of the following:

(1) each agreement or arrangement of the Company or its Subsidiary, other than any such agreements or arrangements with customers of the Company or its Subsidiary, that (i) by its terms requires or would reasonably be expected to require (A) the payment to the Company or its Subsidiary of more than $50,000 per annum or (B) the payment or incurrence of Liabilities, or the performance or rendering of services, by the Company or its Subsidiary of more than $50,000 per annum, (ii) the performance of which will, or is reasonably expected to, extend over a period of more than one year, or (iii) which cannot be cancelled by the Company or its Subsidiary on 30 days notice or less without payment of penalty or premium or incurrence of Liability;

(2) each agreement or arrangement with the Company’s fifty largest customers (measured by aggregate billings) during the fiscal year ended on the Balance Sheet Date;

(3) all Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(4) all material acquisition, partnership, joint venture, teaming arrangements or other similar Contracts, arrangements or agreements currently in effect or entered into by the Company or its Subsidiary since January 1, 2001;

(5) each Contract of the Company or its Subsidiary restricting or otherwise affecting the ability of the Company or its Subsidiary to conduct its business in any jurisdiction;

(6) all leases or agreements under which the Company or its Subsidiary is lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company or its Subsidiary, that cannot be terminated on 30 days’ notice or less without payment of any material penalty by the Company or its Subsidiary, and any leases for Real Property;

(7) all Contracts to which the Company or its Subsidiary is a party for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis, and all Contracts relating to loans to or from Affiliates of the Company;

(8) all licenses included in the Company Intellectual Property or of any Company Intellectual Property;

(9) all Contracts relating to confidentiality, excluding all confidentiality agreements executed and delivered in connection with the offer by the Company in 2005 to sell the Company, whether by way of a merger, a sale of the shares issued by the Company or otherwise;

(10) without duplication of subsection (6) above, all Contracts under which the Company or its Subsidiary is, or may become, obligated to incur any severance pay or other compensation obligation which would become payable by reason of this Agreement or the transactions contemplated hereby;

(11) any Contract (or group of related Contracts) (i) under which the Company or its Subsidiary has created, incurred, assumed or guaranteed any Debt or (ii) under which the Company or its Subsidiary has permitted any asset to become encumbered;

(12) any Contract under which any other Person has guaranteed any Debt of the Company or its Subsidiary; and

(13) all other existing agreements to which the Company or its Subsidiary is a party, not otherwise covered by clauses (1) through (12), the loss or breach of which by any party thereto would reasonably be expected to result in a Company Material Adverse Effect.

The Company has delivered to the Purchaser true, accurate and complete copies of each Material Contract, in each case, as amended or modified in effect.

(b) Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule:

(1) neither the Company (nor its Subsidiary to the extent party to any Material Contract), nor, to the knowledge of the Company, any other party thereto, is in material breach thereof or material default thereunder, or has given written notice of any material breach or material default to any other party thereunder;

(2) each Material Contract is valid and binding on the Company and its Subsidiary if it is a party thereto, and, to the knowledge of the Company, each respective counterparty thereto, and each Material Contract is in full force and effect, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(3) except to the extent that any consents set forth in Section 3.4 and Section 3.5 of the Company Disclosure Schedule are not obtained, the consummation of the transactions contemplated by this Agreement will not result in any Material Contract failing to continue in full force and effect after the consummation of the transactions contemplated by this Agreement.

Section 3.13 Absence of Certain Changes. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, since the Balance Sheet Date the business of the Company and its Subsidiary has been conducted only in the Ordinary Course of Business, and there have not been (a) any events or changes that have resulted in or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect (as defined below); (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company; or (c) any change by the Company or its Subsidiary in accounting principles, practices, policies or methods (including with respect to reserves), (d) any amendment to the Organizational Documents of the Company or its Subsidiary; (e) any transaction with, or for the benefit of, any Shareholder, Member of the Immediate Family of any Shareholder (if applicable) or any Affiliate of any of the foregoing Persons (other than payments of wages and salaries made to officers, directors and employees in the Ordinary Course of Business); (f) any material loss, destruction or damage (in each case, whether or not insured) affecting the Company or any material asset of the Company or its Subsidiary; (g) any increase in the compensation payable or paid, whether conditionally or otherwise, to any employee, consultant or agent other than in the Ordinary Course of Business, any director or officer or any Shareholder or any Affiliate of any Shareholder; (h) any agreement by the Company or its Subsidiary to do any of the things referred to elsewhere in this Section 3.13, (i) neither the Company nor its Subsidiary has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence as of the Balance Sheet Date; or (j) neither the Company nor its Subsidiary has permitted any of its assets to become subject to a Lien other than a Permitted Lien.

Section 3.14 Environmental Matters. Notwithstanding any other provision in this Agreement, this Section 3.14 contains the exclusive representations of the Company concerning Environmental Matters.

(a) Except as set forth on Section 3.14 of the Company Disclosure Schedule, the Company and its Subsidiary are in compliance with all applicable Environmental Laws, except for such noncompliance that would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.14 of the Company Disclosure Schedule, the Company and its Subsidiary have obtained all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are in substantial compliance with the terms and conditions of such Environmental Permits, except for such failure to obtain or failure to comply that would not have a Company Material Adverse Effect.

(1) Except as set forth on Section 3.14 of the Company Disclosure Schedule, neither the Company nor its Subsidiary has received written notice of any Governmental Order or Proceeding, pending or threatened, alleging liability under any Environmental Law, except for such Governmental Orders or Proceedings that would not have a Company Material Adverse Effect.

(2) Except as set forth on Section 3.14 of the Company Disclosure Schedule, neither the Company nor its Subsidiary has released, nor to the knowledge of the Company has there been a release by any other Person, of Hazardous Substances at, on or under any property owned or leased by the Company or its Subsidiary which are required by applicable Environmental Laws to be remediated by the Company or its Subsidiary, except for such remediation that would not have a Company Material Adverse Effect.

Section 3.15 Related Transaction. Except as set forth in Section 3.15 of the Company Disclosure Schedule, no Shareholder, Member of the Immediate Family of any Shareholder (if applicable), or any Affiliate of any of the foregoing Persons or of the Company or its Subsidiary is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any oral or written contract or agreement with, the Company or its Subsidiary, or holds a direct or indirect interest in any such entity. Except as set forth in Section 3.15 of the Company Disclosure Schedule, no Shareholder, Member of the Immediate Family of any Shareholder (if applicable) or any Affiliate of any of the foregoing Persons or of the Company or its Subsidiary owns any direct or indirect interest in any asset used in, or necessary to, the business conducted by the Company and its Subsidiary.

Section 3.16 Real Property.

(a) Section 3.16 of the Company Disclosure Schedule sets forth a list of all of the Real Property leased by the Company or its Subsidiary, including, with respect to each parcel of the Real Property, (i) the street address of such parcel of Real Property, (ii) the identity of the lessor and lessee of such parcel of Real Property, and (iii) the term (referencing applicable renewal periods) of the leases pertaining to such parcel of Real Property. Neither the Company nor its Subsidiary own any real property.

(b) Except as otherwise set forth in Section 3.16(b) of the Company Disclosure Schedule: (i) all Leased Real Property is leased by the Company and its Subsidiary under valid and subsisting leases or subleases (as the same may have been amended or modified) that are, in full force and effect; (ii) neither the Company nor its Subsidiary has received written notice of any material breach or default, or cancellation or termination thereunder; and (iii) to the knowledge of the Company there are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a material breach or default under such lease or sublease.

(c) The Shareholders have delivered to the Purchaser true, correct and complete copies of the Real Property leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a list of insurance policies, including policies by which the Company or its Subsidiary, or any of their assets, employees, officers or directors or the business has been insured since January 1, 2002 (the “Insurance Policies”) and, with respect to such Insurance Policies under which the Company or its Subsidiary, or any of their assets, employees, officers or directors or the business is currently insured (the “Current Insurance Policies”), their respective expiration dates. The list includes for each Insurance Policy the type of policy, form of coverage, policy number and name of insurer. The Shareholders have made available to the Purchaser true, accurate and complete copies of all Insurance Policies, in each case, as amended or otherwise modified and in effect.

Section 3.17 of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or its Subsidiary. The Company or its Subsidiary have since January 1, 2002 maintained in full force and effect with financially sound and reputable insurers insurance with respect to their assets and the business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property leases or other Contracts. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Insurance Policy or (b) has threatened to cancel any Insurance Policy. Except as disclosed on Schedule 3.17, to the knowledge of the Company, no insurer plans to raise the premiums for, or materially alter the coverage under, any Current Insurance Policy. Except as disclosed on Schedule 3.17, the Company or its Subsidiary will immediately after the Closing continue to have coverage under all of the Insurance Policies with respect to events occurring prior to the Closing.

Section 3.18 Accounts Receivable. All accounts and notes receivable reflected on the Balance Sheet and all accounts and notes receivable arising subsequent to the date of the Balance Sheet and on or prior to the Closing Date (in each case net of reserves for doubtful accounts), have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations to the Company or its Subsidiary, as applicable.

Section 3.19 Labor Matters.

(a) Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no material pending or, to the knowledge of the Company, threatened labor strike, or dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving employees of the Company or its Subsidiary. Except as disclosed in Section 3.19 of the Company Disclosure Schedule, no collective bargaining agreement of the Company or its Subsidiary restricts the Company or its Subsidiary from relocating, closing or subcontracting any of its employees or operations. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no material controversies, disputes or claims pending or, to the knowledge of the Company, threatened between the Company or its Subsidiary on the one hand and any current or former employee, agent or independent contractor (or representative thereof) on the other, and, to the knowledge of the Company, there is no basis for the Company initiating any such dispute or claim against any such person. To the knowledge of the Company, no key employee of the Company has any current intention to resign or retire from the Company.

(b) (i) The Company and its Subsidiary are not delinquent in any material respect in payments to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof, (ii) the Company and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours and payment of all federal, state and local payroll and other employment related taxes or withholdings and (iii) to the knowledge of the Company, no labor union or labor union organization has sought within the past three years to represent any of the Company’s or its Subsidiary’s employees, representatives or agents. The Company has given, in a timely manner, all notices required to be given under any federal, state or local law related to any plant closings or mass layoffs.

Section 3.20 Debt; Guarantees. Neither the Company nor its Subsidiary have any Liabilities in respect of Debt except as set forth on Section 3.20 of the Company Disclosure Schedule. For each item of Debt, Section 3.20 of the Company Disclosure Schedule correctly sets forth the debtor, the principal amount of the Debt as of the date of this Agreement, the creditor, the maturity date, the collateral, if any, securing the Debt. Neither the Company nor its Subsidiary has any Liability in respect of a guarantee of any Liability of any other Person.

Section 3.21 Customers. Section 3.21 of the Company Disclosure Schedule sets forth a complete and accurate list of the ten largest customers of the Company or its Subsidiary (measured by aggregate billings) during the fiscal year ended on the Balance Sheet Date and indicates the existing Contracts with each such Customer by product or service provided. The relationships of the Company or its Subsidiary with the customers required to be listed on Section 3.21 of the Company Disclosure Schedule are good commercial working relationships. None of such customers has (a) canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of purchases) those relationships, (b) notified the Company or its Subsidiary of any intention to do any of the foregoing or (c) otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of purchases, as the case may be) its relationship with the Company or its Subsidiary.

Section 3.22 Brokers and Finders. In connection with the transactions contemplated hereby, no broker, finder or investment bank, other than Seabury Group, LLC, has acted directly or indirectly for the Company or its Subsidiary, and neither the Company nor its Subsidiary have incurred any obligation to pay any brokerage, finder’s or other fee or commission to any Person other than Seabury Group, LLC.

ARTICLE IV.

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to Holdings and the Purchaser, solely as to such Shareholder and, with respect to Amato, as to each Amato Trust and with respect to Sokolowski, as to the Sokolowski Revocable Trust that:

Section 4.1 Title. Such Shareholder has good and valid title to the number of Shares set opposite its name in Section 3.2(a) of the Company Disclosure Schedule, free and clear of any Liens. Except for the Shares set forth in Section 3.2(a) of the Company Disclosure Schedule, such Shareholder does not own any capital stock of the Company or any options, warrants or rights to purchase any capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company. Other than pursuant to this Agreement, there is no contractual obligation pursuant to which such Shareholder has, directly or indirectly, granted any option, warrant or other right to any person or entity to acquire any Shares.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Such Shareholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Shareholder of this Agreement, and the consummation by such Shareholder of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by the governing body of such Shareholder, if applicable, and no other action on the part of such Shareholder is necessary to authorize the execution and delivery by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby and thereby to be consummated by it. This Agreement has been duly executed and delivered by such Shareholder, and, assuming due and valid authorization, execution and delivery hereof by each of the other Parties hereto, is a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the organizational documents of such Shareholder, if applicable, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except (A) for any applicable filings required under the HSR Act, (B) as set forth in of the Section 3.4 of the Company Disclosure Schedule, or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby (iii) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any contract to which such Shareholder is a party or is otherwise bound, or (iv) violate in any respect any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of its properties or assets.

Section 4.4 Litigation. Such Shareholder is not subject to any Proceedings or Governmental Order that would reasonably be expected to affect the ability of the Shareholder to consummate the transactions contemplated hereby.

Section 4.5 Brokers and Finders. In connection with the transactions contemplated hereby, the Shareholder has not engaged any broker, finder or investment banker and the Shareholder has not incurred any obligation to pay any brokerage, finder’s or other fee or commission to any Person, except with respect to the Shareholders’ arrangement with Seabury Group.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Holdings and Purchaser each (a “Purchaser Party”) hereby jointly and severally represent and warrant to the Shareholders as follows:

Section 5.1 Organization and Qualification. Such Purchaser Party is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authorization and Validity of Agreement. Such Purchaser Party has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Such Purchaser Party has duly authorized the execution, delivery and performance of this Agreement by Purchaser and no other proceedings on the part of such Purchaser Party are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser Party and constitutes the legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 5.3 Consents and Approvals. Neither the execution and delivery of this Agreement by such Purchaser Party nor the consummation by such Purchaser Party of the transactions contemplated hereby will require on the part of such Purchaser Party or any of its Subsidiaries any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any applicable filings required under the HSR Act.

Section 5.4 No Violation. Neither the execution and delivery of this Agreement by such Purchaser Party nor the consummation by such Purchaser Party of the transactions contemplated hereby will (a) conflict with or violate their organizational documents (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of such Purchaser Party or any of its Subsidiaries pursuant to any Contract or other instrument or obligation to which such Purchaser Party or any of its Subsidiaries is a party or by which such Purchaser Party or any of its Subsidiaries or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.3 and this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Purchaser Party or any of its Subsidiaries or their respective assets or properties, except for such conflicts, violations, breaches or defaults which would not in the aggregate prevent the consummation of the transactions contemplated hereby.

Section 5.5 Financing Resources. Assuming that the financing contemplated by the commitment letter attached as Exhibit 5.5 hereto (the “Commitment Letter”) is consummated in accordance with the terms thereof (the “Financing”), the funds to be borrowed thereunder, together with the proceeds of the Holdings Contribution, will provide sufficient funds for the payment of the aggregate Cash Purchase Price, together with any positive adjustments thereto, and the Closing Debt Payment Amount pursuant to Article II hereof. Each of Purchaser and Holdings agrees to use its commercially reasonable efforts to have the Financing available substantially in accordance with the terms of the Commitment Letter at the time of the Closing. Upon the consummation of the transactions contemplated hereby, the Company will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have its capital impaired.

Section 5.6 Brokers and Finders. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for such Purchaser Party and has not incurred any obligation to pay any brokerage, finder’s or other fee or commission to any Person.

Section 5.7 Ownership; Dispositions; Acquisitions.

(a) Immediately after the purchase of the Purchased Shares, the contribution of the Rollover Shares by the Rollover Shareholder and the Merger, Holdings will own no asset other than the Purchased Shares and the Rollover Shares.

(b) Immediately after the transactions contemplated hereby, the Holdings Shareholder and the Rollover Shareholder will beneficially own, in the aggregate, not less than 90% of each class of outstanding shares of capital stock of Holdings.

(c) The Holdings Shareholder has no present intention to dispose, at any particular time in the future, of more than 20% of the Holdings Common Stock or 20% of the Holdings Preferred Stock held by it immediately after the transactions contemplated hereby.

(d) Neither the Holdings Shareholder nor Holdings has any present intention to cause Holdings or the Company to acquire, at any particular time in the future, any assets listed in Section 351(e)(1)(A) or (B) of the Code with an aggregate fair market value as of the Closing Date in excess of $150 million; provided, however, that for purposes of this Section 5.7(d), stock and securities in any subsidiary corporation (which shall be defined for this purpose as any corporation of which the parent owns 50 percent or more of (i) the combined voting power of all classes of stock entitled to vote or (ii) the total value of share of all classes of stock outstanding) shall be disregarded and the parent corporation shall be deemed to own its ratable share of such subsidiary’s assets.

ARTICLE VI.

COVENANTS OF THE SHAREHOLDERS AND THE COMPANY

Section 6.1 Conduct of the Company. Except (i) as disclosed in Section 6.1 of the Company Disclosure Schedule, (ii) as otherwise contemplated by this Agreement or (iii) as Purchaser shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned, (it being agreed and understood that nothing in this Section 6.1 shall prevent the Company from declaring, setting aside or paying any cash dividend or making any cash distribution with respect to its capital stock on or prior to the earlier of (i) the Closing Date or (ii) the effective date of the Company’s revocation of its election to be treated as an S corporation for federal and state income tax purposes), from the date of this Agreement until the Closing Date, each of the Shareholders jointly and severally agree that and shall procure that:

(a) Ordinary Course. The business of the Company shall be conducted in the Ordinary Course of Business and the Company will use its reasonable efforts to keep available the services of key employees engaged exclusively in the business of the Company and key consultants to the Company and to preserve the relationships with key customers and suppliers and others having significant business dealings with the business of the Company.

(b) Management of Working Capital. The Company will not change its cash management policies, accelerate the collection of accounts receivable or other amounts due from third parties or postpone the payment of accounts payable or other amounts due to third parties, other than as a result of a good faith dispute with the payee or creditor and except, in each case, in the Ordinary Course of Business.

(c) Governing Documents. The Company will not amend the Organizational Documents of the Company or its Subsidiary.

(d) Issuance and Redemption of Securities. The Company will not issue, transfer, sell or dispose of, or authorize or agree to the issuance, transfer, sale or disposition of (whether through the issuance or granting of options, rights, warrants, or otherwise), any shares of capital stock or any voting securities of the Company or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for any such shares of capital stock or voting securities of the Company or amend any of the terms of any securities or agreements relating to such capital stock or voting securities outstanding on the date hereof. The Company will not redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company or its Subsidiary.

(e) No Acquisitions. The Company will not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets.

(f) No Dispositions. The Company will not sell, lease, license, encumber or otherwise dispose of or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets; provided that the Purchaser and the Shareholders acknowledge and agree that, prior to the Company’s revocation of its election to be treated as an S corporation for federal and state income tax purposes, the Shareholders will cause the assignment to the FLIT and the Sokolowski Revocable Trust of the life insurance policies on the lives of Amato and Sokolowski, respectively, and all related Liabilities and obligations (none of which will remain with the Company) prior to the Closing.

(g) Maintenance of Properties. The Company will use its reasonable efforts to maintain and repair all property material to the operation of its business in a manner consistent in all material respects with past practice.

(h) New Contracts. The Company will not enter into any Contract that would constitute a Material Contract.

(i) Capital Expenditures. Except as contemplated in the Company’s annual budget, the Company will not authorize or make commitments for capital expenditures in an amount exceeding $50,000.

(j) Indebtedness. The Company will not incur, assume, guaranty or otherwise become liable in respect of any indebtedness for money borrowed or subject any of its assets, tangible or intangible, to any Liens (other than Permitted Liens).

(k) Compensation and Benefits. The Company will not (i) increase or decrease the cash compensation payable or to become payable to any of its employees other than increases in the Ordinary Course of Business to employees who are compensated on an hourly basis, (ii) adopt or amend any Company Benefit Plan, or cause or suffer any addition to or modification thereof, except as may be required by the IRS or applicable law, or (iii) enter into any collective bargaining agreement or cause or suffer any termination or amendment thereof.

(l) Tax and Accounting. The Company will not make any changes in its accounting methods or practices other than as required by law and to change its accounting for prepaid expenses on the Company’s Tax Return for the year ended December 31, 2004;

(m) Cancellation of Indebtedness and Other Claims. The Company will not cancel, release or assign any indebtedness or other amount owed to it or any claims or rights held by it.

(n) Material Contracts. The Company will not terminate or amend any Material Contract.

(o) Transactions with Affiliates. The Company will not enter into or modify any Contract or other arrangement with any of its Affiliates, with any Shareholder, a Member of the Immediate Family of any Shareholder, if applicable, or with any Affiliate of any of the foregoing Persons.

(p) Compliance with Laws. The Company will comply in all material respects with all laws applicable to the assets of the Company and the Business consistent with past practices.

(q) Tax Elections. Except (i) as required by applicable Law (ii) the Company’s revocation of its S election pursuant to Section 8.8(c) and (iii) to change its accounting for prepaid expenses on the Company’s Tax Return for the year ended December 31, 2004, the Company will not make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(r) Commencement of Proceedings. The Company will not commence, compromise or settle any Proceedings.

(s) Actions Impairing the Closing. Each of the Shareholders and the Company, using commercially reasonable efforts, will not (i) take or omit to take any action the taking or omission of which would cause any representation or warranty regarding the Company or the Shareholders in this Agreement to be or become untrue in any material respect or (ii) take or omit to take any other action the taking or omission of which would prevent him, it or any of them from performing, or cause any of them not to perform, his or its respective agreements and covenants hereunder.

(t) Other. The Company will not take any action that would be required to be disclosed pursuant to Section 3.13 had such actions occurred prior to the date hereof and each of the Shareholders and each of the Shareholders and the Company will not, directly or indirectly, agree or commit to take, or otherwise permit to occur, any of the actions described in Sections 6.1(a) through 6.1(s).

For purposes of this Section 6.1, “the Company” shall mean the Company and its Subsidiary.

Section 6.2 Termination of Discussions; No Solicitations. Immediately after the execution of this Agreement, the Shareholders shall terminate and cease and shall cause the Company to terminate and cease, and shall direct their respective Affiliates, officers, directors, representatives and agents to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with respect to an Alternative Transaction. From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, neither Shareholder nor the Company shall knowingly permit its Affiliates, officers, directors, representatives or agents to, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Holdings, Purchaser or any of their respective Affiliates) concerning any Alternative Transaction. None of the Shareholders will vote their Shares in favor of any such Alternative Transaction structured as a merger, consolidation, share exchange or otherwise. The Company and the Shareholders will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 6.3 Management Agreement. The Rollover Shareholder hereby acknowledges and agrees that, contemporaneously with the Closing, the Company and Fenway Partners, Inc. will enter into a management agreement in substantially the form attached hereto as Exhibit 6.3.

ARTICLE VII.

COVENANTS OF PURCHASER PARTIES

Section 7.1 Directors’ and Officers’ Indemnification.

(a) To the extent permitted by applicable law, the Purchaser Parties shall cause the Company’s Organizational Documents to contain provisions with respect to advancement of expenses, indemnification and exculpation from liability of individuals who on or prior to the Closing Date were directors or officers of the Company (each, a “D&O Indemnitee”) at least as favorable to such persons as those set forth in such Organizational Documents on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of such persons.

(b) In the event that the Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company honor the indemnification obligations set forth in this Section 7.1.

(c) This Section 7.1 shall not be terminated, modified or assigned in such a manner as to adversely affect any current or former director or officer to whom this Section 7.1 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1).

(d) On or before the Closing Date, the Company shall purchase a six (6) year extended reporting provision (so-called “tail policy”) under a Director’s & Officer’s Liability policy, to include “employment practices” liability and “fiduciary” liability. Notwithstanding the foregoing provisions of this Section 7.1, such policy shall be the sole and exclusive source of funding for the Company’s and its Subsidiary’s obligations to the D&O Indemnitees in respect of indemnification from liabilities for acts omissions occurring at or prior to the Closing. The Purchaser, on the one hand, and the Shareholders, on the other hand, shall each pay one-half of the cost to purchase such tail policy and the portion to be paid by the Shareholders shall be included in the Transaction Expenses and paid out of the Cash Purchase Price pursuant to Section 2.4(b)(1)(A); provided, however that the Purchaser’s obligation under this provision shall not exceed $35,000.

Section 7.2 Notices to Employees. Within 30 days following the Closing Date, the Company shall send a notice to each of Michael F. Stopka, Steven D. Wharton and Cynthia R. Xerogianes informing such person that there has been a “Change of Control”, as that term is defined in such person’s employment agreement.

ARTICLE VIII.

COVENANTS OF PURCHASER AND THE COMPANY

The Parties hereto agree that:

Section 8.1 Access to Information. From the date hereof until the Closing Date, the Company (a) will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers, properties, books and records of and relating to the Company, and (b) will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Company, as such Persons may reasonably request. Any information provided, or caused to be provided, by the Company pursuant to this Section 8.1 shall be subject to the terms of the Non-Disclosure Agreement dated as of January 31, 2005 between the Company and Purchaser (the “Confidentiality Agreement”).

Section 8.2 Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the Parties hereto shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable without undue interference in the Company’s normal operations, including such actions or things as the other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate the transactions contemplated by this Agreement to be fully satisfied, including the Company’s reasonable cooperation in the Purchaser Parties’ securing of the Financing. Without limiting the foregoing, the Parties shall consult and fully cooperate with and provide assistance to each other in obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person as soon as reasonably practicable after filing. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each Party shall provide the other Party with drafts thereof and afford the other Party a reasonable opportunity to comment on such drafts.

Section 8.3 Certain Filings.

(a) As soon as practicable, and in any event no later than ten Business Days after the date hereof, each of the Parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to transactions contemplated hereby and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Purchaser and the Company shall furnish to the other such information and assistance as the other shall reasonably request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable laws of foreign jurisdictions, and each of Purchaser and the Company shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Entities. Purchaser shall pay any filing fee the Company is required to pay in connection with any filing made by the Company under the HSR Act.

(b) Each of the Company and Purchaser shall prepare and file any Other Filings required to be filed by them. The Company and Purchaser shall cooperate with each other and provide to each other all information necessary in order to prepare the Other Filings. The information provided by the Company and Purchaser for use in the Other Filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed, comply in all material respects with applicable law.

Section 8.4 Public Announcements. Purchaser and the Company will consult with each other before issuing any press release or making any public statement prior to the Closing with respect to the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement prior to the Closing unless the issuance and text of such statement shall first have been agreed to by the Purchaser and the Shareholders’ Representative.

Section 8.5 Survival of Representations and Warranties. Other than in the case of claims based on fraud by the Shareholders or the Purchasing Parties (in connection with which such claims may be made, and the representations and warranties in this Agreement shall survive, without limitation), the representations and warranties in this Agreement shall not survive the Closing and no claim for breach thereof may be initiated after the Closing.

Section 8.6 Notices of Certain Events. Each of Purchaser and the Company shall promptly notify the other following the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby or of any action, suit, claim or proceeding commenced or, to its knowledge threatened, against it which relates to or seeks to prohibit the consummation of the transactions contemplated hereby.

Section 8.7 Implied Warranties. Except as expressly provided in this Agreement, the Company and the Shareholders have not made and are not making any representation or warranty whatsoever to Purchaser as to the Company, its Subsidiary or their respective businesses and shall not be liable in respect of the accuracy or completeness of any information provided to Purchaser in connection with this Agreement. Without limiting the foregoing, Purchaser acknowledges that Purchaser, together with its advisors, has made its own investigation of the Company and its businesses and is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise) not expressly set forth in this Agreement.

Section 8.8 Tax Matters.

(a) Closing Date Taxable Period. If the Company is permitted but not required, under applicable Tax laws, to treat the Closing Date as the last day of a period for a Taxable Period, the Parties shall treat the Taxable Period as ending, as the case may be, at the close of business on the Closing Date.

(b) Tax Returns.

(1) The Shareholders’ Representative shall prepare or cause to be prepared all Tax Returns required to be filed by or with respect to the Company or its Subsidiary for all Taxable Periods ending on or before the Closing Date and with due dates (including extensions) after the Closing Date. Such Tax Returns will be prepared in a manner consistent with past practice. Purchaser shall prepare or cause to be prepared all Tax Returns required to be filed by or with respect to the Company or its Subsidiary for all Taxable Periods beginning before and ending after the Closing Date. In the case of any Pre-Closing Period Tax Return or Straddle Period Tax Return (including any income tax return for the Company for any Taxable Period during which an election is in effect under Section 1362(a) of the Code for the entire Taxable Period and which does not reflect any Tax liability of the Company (an “S Corporate Return”)), the party which prepares such Tax Return shall provide to the other party for its review and consent (which shall not be unreasonably withheld) (i) a draft of such Tax Return and (ii) a schedule setting forth a calculation of the amount which the Shareholders are required to pay the Purchaser under Section 8.8(b)(3). The draft Tax Return and schedule must be prepared and submitted in a timely manner, but in no event later than 25 days prior to the due date (taking into account valid extensions) of such Tax Return. An S Corporate Return prepared for the Company by the Shareholders’ Representative in accordance with Sections 8.8(a), 8.8(b) and 8.8(c) must be filed by the Company, except to the extent that the Tax Return is inconsistent with law.

(2) If the non-preparing Party objects to any item on any draft Pre-Closing Period or Straddle Period Tax Return or schedule required to be provided pursuant to Section 8.8(b)(1), it shall, within 10 days after receipt of such draft Tax Return and schedule, notify the preparing party in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered by the non-preparing party and the parties are unable to resolve the disputed items, then such disputed items shall be resolved by the Working Capital Referee at least five Business Days prior to such due date. The costs and expenses of the Working Capital Referee shall be borne equally by Purchaser and the Shareholders. If the non-preparing party does not deliver to the preparing party a notice of objection, or upon resolution of all disputed items, such draft Tax Return or schedule shall be adjusted to reflect any such resolution, the Purchaser shall cause the appropriate person to execute such Tax Return, and Purchaser shall (i) timely and duly file (or cause to be timely and duly filed) such Tax Return with the appropriate taxing authority and (ii) pay (or cause to be paid) to the appropriate taxing authority any Tax shown as due on such Pre-Closing Period Tax Return or Straddle Period Tax Return.

(3) At least five Business Days prior to the due date of any payment required to be made with respect to any Tax Return of the Company or its Subsidiary (a “Company Tax Return”) that is not an S Corporate Return, the Shareholders shall pay to Purchaser the excess, if any, of (i) the Taxes reflected thereon that are attributable to any Pre-Closing Period and any Taxes that are attributable to the portion of any Straddle Period ending on or before the Closing Date over (ii) the amount of such Taxes accrued or reserved on the Final Working Capital Statement. Any reserve reflected on the Final Working Capital Statement for deferred taxes to reflect timing differences between book and taxable income will not be treated as a reserve for purposes of this Section 8.8(b). If there is a dispute between the Shareholders and the Company as to the amount of a payment to be made by the Shareholders under this Section 8.8(b)(3), the dispute will be resolved in the manner specified in Section 8.8(b)(2).

(4) Purchaser is responsible for the preparation and filing of all other Tax Returns required to be filed by the Company or its Subsidiary after the Closing Date. Purchaser will not permit the Company to file any state or local Tax Returns that the Purchaser believes were due before the Closing Date unless the Company is contacted by a Governmental Entity with respect thereto or receives advice of tax counsel that there is no reasonable basis for not filing such Tax Return.

(c) Revocation of S Election. The Shareholders, acting unanimously, may cause the Company to revoke its election to be treated as an S corporation for federal and state income tax purposes on or before the Closing Date. If the Company so elects, Purchaser and Shareholders will cooperate, consent and take all actions necessary to cause the Company to elect to close its books on the last day of the short taxable year governed by Subchapter S of the Code and to allocate the Company’s items of income, losses, deductions, and credits among the Company’s shareholders as if the Taxable Period of the Company that includes the Closing Date consisted of two Taxable Periods, as permitted by Section 1362(e)(3) of the Code. Immediately after any such filing and, in any event, prior to the Closing, the Shareholders will notify the Purchaser of the filing of a Subchapter S revocation. Within 5 days after any such filing or, if earlier, at the Closing, the Shareholders will provide the Purchaser with a copy of the notice of revocation.

(d) Apportionment. For purposes of apportioning a Tax imposed upon the Company (other than an ad valorem, use, real property, personal property or other similar Tax) for any Straddle Period, the parties shall treat the Straddle Period as consisting of two Taxable Periods the first of which ends on the Closing Date (i.e., the parties shall “close the books” on such date) and shall elect to do so to the extent permitted by applicable Law. Any ad valorem, use, real property, personal property and other similar Tax that becomes due and payable by the Company after the Closing Date and relates to a Taxable Period beginning on or before the Closing Date shall be allocated as follows: the amount of such Tax shall be multiplied by a fraction, the numerator of which is the total number of days in the applicable Taxable Period up to and including the Closing Date, and the denominator of which is the total number of days in the applicable Taxable Period.

(e) Amended Tax Returns. Purchaser shall not, and shall not permit the Company or its Subsidiary to, amend any Pre-Closing Period or Straddle Period Tax Return of the Company or its Subsidiary in a manner that will increase the Tax liabilities of the Shareholders or (in the case of Taxable Periods ending on or before the Closing Date) the Company or its Subsidiary, except to the extent such amendment is required by Law.

(f) Indemnity. The Shareholders hereby agree to jointly and severally indemnify Purchaser, any Affiliate of Purchaser, and the Company and its Subsidiary against, and agree to hold them harmless from, any Taxes imposed on or with respect to the Company or its Subsidiary with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on or before the Closing Date, including any Tax liability arising under the provisions of Treasury Regulations Section 1.1502-6, to the extent the amount of such Taxes exceeds the total amounts accrued or reserved (excluding any reserve for deferred Taxes to reflect timing differences between book and taxable income) for such Taxes on the Closing Balance Sheet and reflected on the Final Working Capital Statement; provided, however, that Shareholders shall not have any liability under this Section 8.8(f) for any individual claim for Taxes that is less than $5,000 unless and until such individual claim, together with all other individual claims for Taxes that are under $5,000 each, exceed $50,000 in the aggregate, in which case Shareholders shall be liable for the entire amount of such Taxes. For the avoidance of doubt, the proviso in the preceding sentence shall not apply to any payment obligation under Section 8.8(b)(3).

(g) Tax Controversies. Each of Purchaser and the Shareholders shall notify the other in writing, within 10 Business Days from its receipt of written notice thereof, of any pending or threatened Tax audit, investigation, assessment or proceeding that relates to or would have an impact on any item reported on any Tax Return of the Company or the Subsidiary for any Pre-Closing Period or Straddle Period. The Shareholders shall have the right to control, at their own expense, the conduct of any pending or threatened Tax audit, investigation, assessment or proceeding (“Tax Controversy”) to the extent that such Tax Controversy relates to an item reported on a Tax Return of the Company or any of its Affiliates for a Taxable Period or portion thereof ending on or before the Closing Date if the Tax Return is an S Corporate Return or if the Shareholders have an indemnification obligation with respect thereto pursuant to this Agreement; provided, however, that Purchaser shall have the right to participate in such Tax Controversy, and provided further that the Shareholders shall not settle, dispose of, or compromise a Tax Controversy without the prior written consent of Purchaser; provided, however, that in the case of an S-Corporate Return where there is no corporate-level tax at issue, the Purchaser’s prior written consent will only be required if such settlement, disposition or compromise would have a material adverse effect on or would increase Taxes of the Purchaser or the Company for a Taxable Period (or portion thereof) beginning on or after the Closing Date.

(h) Further Assurances.

(1) The Shareholders and Purchaser and its Affiliates shall cooperate fully with respect to Tax matters, including the filing of Tax Returns and the conduct of Tax Controversies. Such cooperation and assistance shall include, to the extent reasonably requested, promptly providing any records or information and making employees available to the requesting party to the extent reasonably necessary in connection with such Tax matters.

(2) Purchaser will retain or cause to be retained all Tax books and records (including all computerized books and records, and any such information stored on any other form of media) of the Company or its Subsidiary relevant for Taxes for all Tax Periods beginning before the Closing Date for at least six years after the relevant Tax Return was filed (“Retention Period”), and to abide by all record retention agreements entered into with any Governmental Body. Purchaser will give the Shareholders’ Representative reasonable notice of the opportunity to receive such books and records after such Retention Period, prior to discarding or destroying such books and records.

(i) Tax Refunds. Any refund with respect to Taxes of the Company or its Subsidiary for any Taxable Period or portion thereof that ends on or before the Closing Date shall be allocated to the Shareholders and shall promptly be paid to the Shareholders, together with any interest received with respect to such refund, but reduced by any Tax cost to the Purchaser, except to the extent such refund is reflected as an asset in the Financial Statements, taken into account in the determination of the Working Capital on the Final Working Capital Statement, or attributable to the carryback or utilization of a Tax attribute arising in a Taxable Period (or portion thereof) beginning on or after the Closing Date. If Purchaser receives written notice from the Shareholders’ Representative requesting that Purchaser file, or cause to be filed, a claim for refund of Taxes attributable to any of the Tax Periods ending on or prior to the Closing Date, or if with respect to an S Corporate Return, an amended Tax Return so that the Shareholders could file a claim for refund of Taxes attributable to any of the Tax Periods ending on or prior to the Closing Date, Purchaser shall make or cause to be made a claim for such refund or, in the case of an S Corporate Return, file or cause to be filed such amended Tax Return with the applicable taxing authority in accordance with the Shareholders’ Representative’s request if and to the extent that Purchaser believes, after good faith consultation with its tax advisors, that such refund claim or amended Tax Return would be appropriate under applicable law; provided, however, that Purchaser shall not be required to carryback or utilize any Tax attribute arising in a

Taxable Period (or portion thereof) beginning on or after the Closing Date and provided that Purchaser shall not be required to file any such refund claim or amended Tax Return if filing such refund claim or amended Tax Return could adversely affect the Purchaser or increase Taxes for which Purchaser would be responsible. The Shareholders shall be obligated to reimburse promptly upon request Purchaser for any expense or cost, including any reasonable professional fees, incurred with respect to such claim. Purchaser shall diligently pursue any such claim for refund, subject to the limitations and provisos in the preceding sentence.

(j) Shareholder Status. Each Shareholder hereby represents and warrants that he is a United States person so that payments made to him under this Agreement shall not be subject to income Tax withholding under Section 1441, 1442, 1443, 1445 or 1446 of the Code.

Section 8.9 Noncompetition and Nonsolicitation. For a period of five years from and after the Closing Date, neither Amato nor Sokolowski will engage directly or indirectly, and each such Person will cause his respective Affiliates not to engage directly or indirectly, in all or any portion of the Business other than on behalf of the Company or its Subsidiary; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to be engaged in the Business. For a period of three years from and after the Closing Date, each of Amato and Sokolowski agrees that he will not and will cause his respective Affiliates not to recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any person who is an employee of any of the Company or its Subsidiary to leave the employ of the Company or any of the Company Subsidiaries. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. For purposes of this Section 8.9 only, Affiliates shall not include Members of the Immediate Family of Amato or Sokolowski. The Parties hereby agree that $100,000 of the Total Purchase Price is in consideration for the non-competition covenant of Amato and $100,000 of the Total Purchase Price is in consideration for the non-competition covenant of Sokolowski included in this Section 8.9.

Section 8.10 Confidentiality. The Parties acknowledge that the Purchaser and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Each Shareholder hereby agrees with the Purchaser that such Shareholder and its representatives shall not, and that such Shareholder shall cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Purchaser, disclose or use, in any way harmful to the Purchaser or the Company, or otherwise contrary to the interests of the Purchaser or the Company, any confidential or proprietary information involving or relating to the Business or the Company; provided, however, that the information subject to the foregoing provisions of this sentence shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or any information otherwise known on a non-confidential basis by any Shareholder or its Affiliates; and provided, further, that the provisions of this Section 8.10 shall not prohibit any retention of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement.

Notwithstanding anything else contained in this Agreement, each Party hereto (and each employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all tax strategies relating to the transaction, as well as all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment, tax structure and tax strategies.

Section 8.11 Shareholders’ Release. Effective as of the Closing (but without limitation of claims arising from circumstances first existing and events first occurring from and after the Closing), each Shareholder hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company or its Subsidiary, except for (i) rights and claims arising from or in connection with this Agreement, (ii) ordinary compensation, expense reimbursement and health and dental plan reimbursements in the Ordinary Course of Business for the payroll period that includes the Closing Date, and (iii) in the case of Amato, COBRA rights.

Section 8.12 Further Assurances. From and after the Closing Date, upon the request of either the Shareholders or the Purchaser, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated hereby. No Shareholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing. Each Shareholder will refer all customer inquiries relating to the Business to the Purchaser, or the Company, as appropriate, from and after the Closing.

ARTICLE IX.

CONDITIONS TO THE CLOSING

Section 9.1 Conditions to Obligations of Each Party. The respective obligations of each Party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company or Purchaser in whole or in part, to the extent permitted by applicable law:

(a) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby; provided, that the Parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted; and

(b) HSR Act Waiting Period. Any applicable waiting period under the HSR Act relating to the transaction contemplated hereby shall have expired or terminated and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, other than any such action that shall have been withdrawn or terminated.

(c) Withholding Amount. The Purchaser and the Shareholders shall have agreed upon the amount of withholding Taxes, if any, required to be withheld from the Cash Purchase Price in accordance with Section 2.4.

Section 9.2 Conditions Precedent to the Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Company:

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Purchaser Parties contained herein (a) that are not qualified by materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and (b) that are qualified by materiality shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except, in each case, for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time;

(b) Compliance with Covenants. The Purchaser Parties shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date;

(c) Certified Resolutions. The Company shall have received a true and complete copy, certified by the Secretary of the Purchaser, of the resolutions duly and validly adopted by the board of directors of Purchaser and Holdings, as the sole shareholder of Purchaser, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Company shall also have received a true and complete copy, certified by the Secretary of Holdings, of the resolutions duly and validly adopted by the board of directors of Holdings, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) Officer’s Certificates. The Company shall have received such certificates of Purchaser and Holdings, dated the Closing Date and signed by an executive officer of Purchaser and Holdings, respectively, to evidence satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b) (insofar as each relates to Purchaser or Holdings, respectively) as may be reasonably requested by the Company;

(e) Consents. All consents, approvals, orders, authorizations, registrations, declarations, and filings referred to in Section 5.3 required to be obtained or made prior to the Closing Date shall have been made or obtained;

(f) Holdings Contribution. The Holdings Shareholder shall have made the Holdings Contribution.

(g) Stockholders’ Agreement. The Holdings Shareholder shall have executed and delivered a stockholders agreement of Holdings substantially in the form attached hereto as Exhibit 9.2(g).

(h) Sokolowski Employment Agreement. The Company shall have executed and delivered to Sokolowski an employment agreement between Sokolowski and the Company substantially in the form attached hereto as Exhibit 9.2(h).

Section 9.3 Conditions Precedent to the Obligations of Purchaser. The obligation of Holdings and Purchaser to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Purchaser:

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Company and the Shareholders contained herein (a) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and (b) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except, in each case, for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time;

(b) Share Certificates. The Shareholders shall have delivered to the Purchaser certificates, duly endorsed (or accompanied by duly executed stock transfer powers) evidencing all of the Shares;

(c) Compliance with Covenants. Each of the Company and the Shareholders shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date;

(d) Certified Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary of the Company, of the resolutions duly and validly adopted by the board of directors and the shareholders of the Company, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(e) Stockholders’ Agreement. The Rollover Shareholder shall have executed and delivered to Holdings a stockholders agreement of Holdings substantially in the form attached hereto as Exhibit 9.2(g).

(f) Officer’s Certificates. Purchaser shall have received such certificate of the Company, dated the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(c) as may be reasonably requested by Purchaser;

(g) Consents. All consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.4 and Section 3.5 required to be made or obtained prior to the Closing Date shall have been made or obtained;

(h) Resignations. The Purchaser will have received the resignations, effective as of the Closing Date, of each officer and director of the Company, other than those whom the Purchaser will have specified in writing at least two Business Days prior to the Closing;

(i) No Company Material Adverse Effect. Since the Balance Sheet Date, there will have occurred no events nor will there exist circumstances which individually or in the aggregate have resulted or would reasonably be expected to result in a Company Material Adverse Effect;

(j) Repayment of Pre-Closing Debt. All Debt listed on Schedule 2.4(b)(2) shall have been repaid and the Shareholders will have obtained and delivered to the Purchaser documentation satisfactory to the Purchaser evidencing repayment and authorizations from the Company’s creditors to file termination statements with respect to all Liens securing such Debt;

(k) Financing. The Purchaser will have obtained the proceeds of the Financing on terms and conditions not materially less favorable to the Purchaser than those specified in the Commitment Letter.

(l) FIRPTA. Each Shareholder shall have provided to Purchaser a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that such Shareholder is not a foreign person.

(m) IP Assignment Agreements and Services Agreement. The Company and Fusion Software, Inc. (“Fusion”) shall have executed and delivered to the Purchaser (i) an assignment agreement, in the form attached hereto as Exhibit 9.3(m)(1), clarifying Fusion’s participation in the development of any Company Software and assigning all rights Fusion may have in any Company Intellectual Property to the Company, and (ii) a services agreement, in the form attached hereto as Exhibit 9.3(m)(1), providing for the provision by Fusion to the Company of future application support services related to the Company Software.

(n) Sokolowski Employment Agreement. Sokolowski and the Company shall have executed and delivered to the Purchaser an employment agreement between Sokolowski and the Company substantially in the form attached hereto as Exhibit 9.2(h).

(o) Termination of Close Corporation Agreement. The Shareholders and the Company shall have executed and delivered to the Purchaser a written termination of the Company’s Amended and Restated Close Corporation Agreement.

(p) Waiver under Sliter Employment Agreement. John Sliter shall have executed and delivered to the Company and the Purchaser a waiver of the amounts that would otherwise be payable pursuant to Section 6.7 of the Employment Agreement dated as of January 1, 2005 between John Sliter and the Company as a result of the transactions contemplated hereby, such waiver to be in the form attached hereto as Exhibit 9.3(p).

(q) Estimated Statements. The Estimated Closing Balance Sheet and Estimated Working Capital Statement shall each have been approved by the Purchaser as provided for in Section 2.6.

ARTICLE X.

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company and Purchaser;

(b) by either the Company or Purchaser, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable or (ii) any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect;

(c) by the Company, if any condition in Section 9.1 or Section 9.2 (other than Sections 9.2(a) and (b), which are subject to Section 10.1(f)) shall have become incapable of satisfaction and shall not have been waived by the Company prior to the Closing Date, other than through the failure of the Company to comply with its obligations under this Agreement;

(d) by Purchaser, if any condition in Section 9.1 or Section 9.3 (other than Sections 9.3(a) and (c), which are subject to Section 10.1(e)) shall have become incapable of satisfaction and shall not have been waived by Purchaser prior to the Closing Date, other than through the failure of the Purchaser to comply with its obligations under this Agreement;

(e) by Purchaser if the Company or the Shareholders commit a material Breach of any covenant contained this Agreement, or if there is a material Breach of any representation or warranty made by the Company and the Shareholders in Article III and IV that is not qualified by materiality, or if there is a Breach of any representation or warranty made by the Company and the Shareholders in Article III and IV that is qualified by materiality and such Breach is incapable of being cured or has not been cured within 10 days after notice thereof other than through the failure of the Purchaser or Holdings to comply with their respective obligations under this Agreement;

(f) by the Company if the Purchaser commits a material Breach of any covenant contained in this Agreement, or if there is a material Breach of any representation or warranty made by the Purchaser Parties in Article V that is not qualified by materiality, or if there is a Breach of any representation or warranty made by the Purchaser Parties in Article V that is qualified by materiality and such Breach is incapable of being cured or has not been cured within 10 days after notice thereof other than through the failure of the Company or the Shareholders to comply with its obligations under this Agreement; or

(g) by either the Purchaser or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Termination Date.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement – other than the provisions of Sections 3.22, 4.5 and 5.6 (Brokers and Finders), 8.4 (Public Announcements), 8.10 (Confidentiality), 11.9 (Governing Law), 11.10 (Remedies and Limitations), 11.11 (Jurisdiction and Venue), 11.12 (Waiver of Jury Trial) and 11.13 (Expenses) – will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for, and subject to Section 11.10 hereof, Liabilities arising in respect of breaches by any party, or the failure by any party to comply with its obligations under, this Agreement on or prior to the Termination Date.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

(a)	if to Holdings or Purchaser, to such party at:

c/o Fenway Partners, Inc.

152 W. 57th Street

New York, New York 10029

Attn: Timothy P. Mayhew and Joseph Domonkos

Fax: 212-581-1205

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110-2624

Attn: C. Todd Boes, Esq.

Fax: (617) 951-7050

(b)	if to the Company, to:

Panther II Transportation, Inc.

4940 Panther Parkway

Seville, Ohio 44273

Attn: Daniel K. Sokolowski

Fax: (330) 725-4530

with a copy to:

Dorsey & Whitney LLP

250 Park Avenue

New York, New York 10177

Attn: Wesley C. Fredericks, Jr., Esq.

Fax: (212) 953-7201

Buckingham, Doolittle & Burroughs, LLP

P.O. Box 1500, 50 South Main Street

Akron, Ohio 44309

Attn: Nicholas T. George, Esq.

Fax: (330) 252-5498

And a copy to:

Seabury Securities LLC

540 Madison Avenue

New York, New York 10022

Attn: Eric H. Schless, Managing Director

Fax: (212) 284-1144

(c)	if to the Shareholders, to:

Craig T. Amato

1609 Flager Avenue

Key West, FL 33040

Daniel K. Sokolowski

4090 Huffman Road

Medina, Ohio 44256

or to such other Person or address or facsimile number as any Party shall specify by like written notice to the other Parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

Section 11.2 Entire Agreement. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the Parties hereto with respect to the subject matter hereof. This Agreement shall not be effective unless and until executed and delivered by each Party hereto.

Section 11.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by the Purchaser (whether by operation of law or otherwise) without the prior written consent of the other Party hereto; provided, however, that the Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any provider of the Financing and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Purchaser is not relieved of any Liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4 Amendments. This Agreement may be amended by the Parties at any time prior to the Closing Date; provided, that this Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties hereto. After the Closing Date this Agreement may only be amended by an instrument in writing signed by Purchaser and the Shareholders’ Representative and their successors or assigns.

Section 11.5 Waivers. At any time prior to the Closing Date, the Company and the Shareholders’ Representative, on the one hand, or Purchaser, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants of such other Party or Parties (as the case may be) contained herein. Any extension or waiver hereunder shall be valid only if set forth in a written instrument signed on behalf of the Party or Parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other Breach or failure to strictly comply with the provisions of this Agreement. The failure of any Person to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

Section 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any Party or third party beneficiary. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Persons who are authorized to amend this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 11.7 Captions. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws which would result in the application of the laws of another jurisdiction.

Section 11.10 Remedies and Limitations. No Party hereto shall be liable to any other, and Purchaser shall not be liable to any Shareholder nor shall any Shareholder, to the extent if at all he or it is construed to have any obligations hereunder, be liable to any Party hereto for punitive damages claimed by such other Party resulting from such first Party’s breach of its obligations, agreements, representations or warranties hereunder.

Section 11.11 Jurisdiction; Venue; Services of Process. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts sitting in New York County, New York, for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in state or federal courts sitting in New York County, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence of this Agreement and applies to all terms and conditions contained herein with respect to, and for the benefit of, each Party hereto.

Section 11.14 Expenses. With respect to transaction expenses incurred in connection with the transactions contemplated by this Agreement: (i) if the Closing occurs, (a) the Company will pay, prior to the Closing, any transaction expenses incurred by the Company or the Subsidiary before the Company revokes its S election and the Shareholders will be solely responsible for any other transaction expenses of the Shareholders and the Company (including the Transaction Expenses) and (b) the Shareholders will not have any Liability in respect of the transaction expenses of the Purchaser (which will be borne by the Company without any deduction or setoff against the Total Purchase Price); and (ii) if the Closing does not occur, the Purchaser will not have any Liability in respect of the transactions expenses of any Shareholder, the Company or its Subsidiary (including the Transaction Expenses), nor will any Shareholder or the Company have any Liability in respect of the transaction expenses of the Purchaser. Nothing in this Section 11.14 will limit any Party’s Liability for breaches by such Party of, or the failure by such Party to comply with its obligations under, this Agreement.

Section 11.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 11.16 Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any section of the Company Disclosure Schedule will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that (a) such representation or warranty specifically refers to such section of the Company Disclosure Schedule or (b) the relevance or applicability of such listing or description to such representation or warranty is obvious on the face of such listing or description.

Section 11.17 Shareholder Obligations.

(a) The covenants, agreements and obligations of Amato and the Amato Trusts hereunder (either as such or to the extent arising as covenants, agreements or obligations of the Shareholders) shall be joint and several as between Amato and each of the Amato Trusts.

(b) The covenants, agreements and obligations of Sokolowski and the Sokolowski Revocable Trust hereunder (either as such or to the extent arising as covenants, agreements or obligations of the Shareholders) shall be joint and several as between Sokolowski and the Sokolowski Revocable Trust.

Section 11.18 Provisions Concerning Shareholders’ Representative.

(a) Appointment. Each Shareholder hereby appoints the Shareholders’ Representative as the agent, proxy and attorney-in-fact for such Shareholder for all purposes under this Agreement (including full power and authority to act on the Shareholders’ behalf). Without limiting the generality of the foregoing, the Shareholders’ Representative will be authorized to:

(1) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Shareholders necessary to effectuate the Closing and consummate the transactions contemplated hereby;

(2) take all actions on behalf of the Shareholders with respect to the matters set forth in Sections 2.6, 2.7 and 8.8;

(3) execute and deliver, should it elect to do so in its sole discretion, on behalf of the Shareholders, any amendment to this Agreement so long as such amendment will apply equally to all Shareholders; and

(4) take all other actions to be taken by or on behalf of the Shareholders and exercise any and all rights which the Shareholders are permitted or required to do or exercise under this Agreement.

(b) Liability. The Shareholders’ Representative will not be liable to any Shareholder for any action taken by it in good faith pursuant to this Agreement, and the Shareholders will jointly and severally indemnify the Shareholders’ Representative from any Losses arising out of its serving as the Shareholders’ Representative hereunder. The Shareholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Shareholders hereunder, and the Purchaser agrees that it will not look to the personal assets of the Shareholders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Shareholders hereunder.

IN WITNESS WHEREOF, the Parties have executed this Contribution and Share Purchase Agreement as of the date first above written.

PANTHER II TRANSPORTATION, INC.

By:	/s/ Daniel K. Sokolowski
Name:	Daniel K. Sokolowski
Title:	President

PTHR HOLDINGS, INC.

By:	/s/ Marc Kramer
Name:	Marc Kramer
Title:	Vice President and Secretary

PANTHER ACQUISITION, INC.

By:	/s/ Marc Kramer
Name:	Marc Kramer
Title:	Vice President and Secretary

SHAREHOLDERS:

/s/ Daniel K. Sokolowski
Daniel K. Sokolowski individually, as Trustee of the Daniel K. Sokolowski Revocable Trust U/A dated 2/16/98 and in his capacity as Shareholders’ Representative

/s/ Craig T. Amato
Craig T. Amato individually, as Trustee of the 1999 Craig T. Amato Grantor Retained Annuity Trust and in his capacity as Shareholders’ Representative

/s/ Ellen A. Amato
Ellen A. Amato, as Trustee of the Amato FLIT Trust U/A/D 12/31/03